CHL Mortgage Pass-Through Trust 2007-6
Issuing Entity
Final Term Sheet
$ 746,250,000
(Approximate)
CWMBS, Inc.
Depositor
Countrywide Home Loans, Inc.
Sponsor and Seller
Countrywide Home Loans Servicing LP
Master Servicer

     This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.
     The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.
     THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
     The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS DATED APRIL 26, 2007
Mortgage Pass-Through Certificates, Series 2007-6
Distributions payable monthly, beginning May 25, 2007
The issuing entity will issue certificates, including the following classes of certificates, that are offered pursuant to this free writing prospectus:

	Initial Class				Initial Class
	Certificate Balance/Initial		Pass-Through		Certificate Balance/Initial		Pass-Through
	Notional Amount (1)		Rate (2)		Notional Amount (1)		Rate (2)
Class A-1	$718,124,555	(3)	6.00%	Class A-12	$108,729,000	(3)	6.00%
Class A-2	$75,000,000	(3)	6.00%	Class A-13	$62,500,000	(3)	6.00%
Class A-3	$504,729,000	(3)	6.00%	Class A-14	$42,800,000	(3)	6.00%
Class A-4	$138,395,555	(3)	6.00%	Class A-15	$33,095,555	(3)	6.00%
Class A-5	$71,800,000	(3)	6.00%	Class X	$749,482,500	(4)	Variable
Class A-6	$3,200,000	(3)	6.00%	Class PO	$345		(5)
Class A-7	$504,729,000	(3)	5.50%	Class A-R	$100		6.00%
Class A-8	$42,060,750	(3)(4)	6.00%	Class M	$20,625,000		6.00%
Class A-9	$504,729,000	(3)	5.75%	Class B-1	$4,500,000		6.00%
Class A-10	$21,030,375	(3)(4)	6.00%	Class B-2	$3,000,000		6.00%
Class A-11	$396,000,000	(3)	6.00%

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)	The classes of certificates offered by this free writing prospectus, together with their initial ratings, are listed in the tables beginning on page 3 of this free writing prospectus.

(3)	The Class A-1, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14 and Class A-15 Certificates are exchangeable for the Class A-2, Class A-3 and Class A-4 Certificates as described in this free writing prospectus. The maximum initial class certificate balances and notional amounts of the exchangeable certificates are set forth in the table but are not included in the aggregate class certificate balance of the certificates offered.

(4)	The Class A-8, Class A-10 and Class X Certificates are interest only notional amount certificates. Their initial notional amounts are set forth in the table but are not included in the aggregate class certificate balance of all the certificates offered.

(5)	The Class PO Certificates are principal only certificates and will not accrue interest.

Summary
Issuing Entity
CHL Mortgage Pass-Through Trust 2007-6, a common law trust formed under the laws of the State of New York.
Depositor
CWMBS, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.
Sponsor and Sellers
Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.
Master Servicer
Countrywide Home Loans Servicing LP.
Trustee
The Bank of New York.
Pooling and Servicing Agreement
The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.
Cut-off Date
For any mortgage loan conveyed to the issuing entity on the closing date, the later of April 1, 2007 and the date of origination for that mortgage loan (the “initial cut-off date”).
For any mortgage loan conveyed to the issuing entity after the closing date, the later of the origination date for that mortgage loan and the first day of the month of the conveyance to the issuing entity.
Closing Date
On or about April 27, 2007.
Pre-Funding
If the aggregate stated principal balance as of the initial cut-off date of the mortgage loans conveyed to the issuing entity on the closing date is less than $750,000,000, an account (the “pre-funding account”) will be established with the trustee on the closing date and funded in an amount equal to the difference (referred to as the “pre-funded amount”).
Pre-Funded Amount:
As of the date of this free writing prospectus, the pre-funded amount to be deposited in the pre-funded account is expected to be approximately $82,689,016.
Funding Period:
The funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $150,000 and (y) May 31, 2007.
Use of Pre-Funded Amount:
Any pre-funded amount is expected to be used to purchase supplemental mortgage loans. Any pre-funded amount not used during the funding period to purchase supplemental mortgage loans will be distributed to holders of the senior certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.
Restrictions on Supplemental Mortgage Loan Purchases:
Purchases of supplemental mortgage loans are subject to the same criteria as the initial mortgage loans and additional restrictions related to the composition of the mortgage pool following the acquisition of the supplemental mortgage loans, as described in this free writing prospectus.
Capitalized Interest Account:
Because some of the mortgage loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from mortgage loans to pay all the interest due on the certificates on the first and possibly the second distribution dates. If a pre-funding account is funded, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.
The Mortgage Loans
The mortgage loans will consist primarily of 30-year conventional fixed-rate mortgage loans secured by first liens on one-to-four family residential properties.
The mortgage loans for which statistical information is presented in this free writing prospectus are referred to as the initial mortgage loans. The statistical information presented in this free writing prospectus regarding the initial mortgage loans is as of the initial cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the initial mortgage loans as of the initial cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date (the initial mortgage loans and any additional mortgage loans delivered on the closing date are referred to as the “Closing Date Mortgage Loans”). However, the statistical information presented in this free writing prospectus does not reflect all of the mortgage loans that may be included in the issuing entity. Supplemental mortgage loans may be included during the funding period. Further, certain initial mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus and mortgage loans may be added on the closing date. Any addition or substitution will not result in a material difference in the closing date mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the initial mortgage loans presented in this free writing prospectus.
As of the initial cut-off date, the initial mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$667,310,984

Geographic Concentrations in excess of 10%:

California	39.46%

Weighted Average Original LTV Ratio	74.42%

Weighted Average Mortgage Rate	6.475%

Range of Mortgage Rates	6.250% to 8.250%

Average Current Principal Balance	$636,747

Range of Current Principal Balances	$420,000 to $3,500,000

Weighted Average Remaining Term to Maturity	360 months

Weighted Average FICO Credit Score	744
Additional information regarding the initial mortgage loans is set forth in Annex A attached to this free writing prospectus.

Description of the Certificates
The issuing entity will issue the following classes of certificates:

	Initial
	Class Certificate
	Balance/Initial Notional		Initial Rating	Initial Rating
Class	Amount (1)	Type	(Fitch) (2)	(S&P) (2)
Offered Certificates

Class A-1	$718,124,555	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class A-2	$75,000,000	Senior/ Fixed Pass-Through Rate/NAS/Depositable(3)	AAA	AAA

Class A-3	$504,729,000	Senior/ Fixed Pass-Through Rate/Depositable(3)	AAA	AAA

Class A-4	$138,395,555	Senior/ Fixed Pass-Through Rate/Depositable(3)	AAA	AAA

Class A-5	$71,800,000	Senior/ Fixed Pass-Through Rate/NAS/Super Senior/Exchangeable(3)	AAA	AAA

Class A-6	$3,200,000	Senior/ Fixed Pass-Through Rate/NAS/Support/ Exchangeable(3)	AAA	AAA

Class A-7	$504,729,000	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class A-8	$42,060,750	Senior/ Fixed Pass-Through Rate/Notional Amount/Interest Only Exchangeable(3)	AAA	AAA

Class A-9	$504,729,000	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class A-10	$21,030,375	Senior/ Fixed Pass-Through Rate/Notional Amount/Interest Only Exchangeable(3)	AAA	AAA

Class A-11	$396,000,000	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class A-12	$108,729,000	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class A-13	$62,500,000	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class A-14	$42,800,000	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class A-15	$33,095,555	Senior/ Fixed Pass-Through Rate/Exchangeable(3)	AAA	AAA

Class X	$749,482,500	Senior/Variable Pass- Through Rate/Notional Amount/Interest Only	AAA	AAA

Class PO	$345	Senior/Principal Only	AAA	AAA

Class A-R	$100	Senior/Fixed Pass-Through Rate/Residual	AAA	AAA

	Initial
	Class Certificate
	Balance/Initial Notional		Initial Rating	Initial Rating
Class	Amount (1)	Type	(Fitch) (2)	(S&P) (2)
Class M	$20,625,000	Subordinate/Fixed Pass- Through Rate	AA	N/R

Class B-1	$4,500,000	Subordinate/Fixed Pass- Through Rate	A	N/R

Class B-2	$3,000,000	Subordinate/Fixed Pass- Through Rate	BBB	N/R

Non-Offered Certificates (4)

Class B-3	$1,500,000	Subordinate/Fixed Pass- Through Rate

Class B-4	$750,000	Subordinate/Fixed Pass- Through Rate

Class B-5	$1,500,000	Subordinate/Fixed Pass- Through Rate

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)	The offered certificates will not be offered unless they are assigned the indicated ratings by Fitch Ratings (“Fitch”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. The Class B-3, Class B-4 and Class B-5 Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)	Certain proportions of the Class A-2, Class A-3 and Class A-4 Certificates may be surrendered in exchange for the Class A-1, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14 and Class A-15 Certificates as described in this free writing prospectus under “Description of the Certificates—Exchangeable Certificates.” The maximum initial class certificate balance or notional amount of each class of exchangeable certificates is set forth in the table.

(4)	The Class B-3, Class B-4 and Class B-5 Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-3, Class B-4 and Class B-5 Certificates is provided only to permit a better understanding of the offered certificates.

The certificates also will have the following characteristics:

			Interest Accrual
Class	Pass-Through Rate	Interest Accrual Period	Convention
Offered Certificates
Class A-1	6.00%	calendar month (1)	30/360 (2)
Class A-2	6.00%	calendar month (1)	30/360 (2)
Class A-3	6.00%	calendar month (1)	30/360 (2)
Class A-4	6.00%	calendar month (1)	30/360 (2)
Class A-5	6.00%	calendar month (1)	30/360 (2)
Class A-6	6.00%	calendar month (1)	30/360 (2)
Class A-7	5.50%	calendar month (1)	30/360 (2)
Class A-8	6.00%	calendar month (1)	30/360 (2)
Class A-9	5.75%	calendar month (1)	30/360 (2)
Class A-10	6.00%	calendar month (1)	30/360 (2)
Class A-11	6.00%	calendar month (1)	30/360 (2)
Class A-12	6.00%	calendar month (1)	30/360 (2)
Class A-13	6.00%	calendar month (1)	30/360 (2)
Class A-14	6.00%	calendar month (1)	30/360 (2)
Class A-15	6.00%	calendar month (1)	30/360 (2)
Class PO	(3)	N/A	N/A
Class X	(4)	calendar month (1)	30/360 (2)
Class A-R	6.00%	calendar month (1)	30/360 (2)
Class M	6.00%	calendar month (1)	30/360 (2)
Class B-1	6.00%	calendar month (1)	30/360 (2)
Class B-2	6.00%	calendar month (1)	30/360 (2)

Non-Offered Certificates
Class B-3	6.00%	calendar month (1)	30/360 (2)
Class B-4	6.00%	calendar month (1)	30/360 (2)
Class B-5	6.00%	calendar month (1)	30/360 (2)

(1)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(2)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30 day months.

(3)	This class of certificates is a class of principal only certificates and will not accrue any interest.

(4)	The pass-through rate for the Class X Certificates for the interest accrual period related to any distribution date will be equal to the weighted average of the net mortgage rates of the non-discount mortgage loans, weighted on the basis of the stated principal balance thereof as of the due date in the preceding calendar month (after giving effect to prepayments received in the prepayment period related to such prior due date) less 6.00%. See “Description of the Certificates — Interest” in this free writing prospectus.

Designations
We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A-2, Class
A-3, Class A-4, Class
A-R, Class PO and Class X
Certificates

Subordinated	Class M and Class B
Certificates	Certificates

Class A Certificates	Class A-1, Class A-2, Class
A-3, Class A-4, Class A-5,
Class A-6, Class A-7, Class A-8,
Class A-9, Class A-10,
Class A-11, Class A-12,
Class A-13, Class A-14, Class A-15,
and Class A-R Certificates

Class B Certificates	Class B-1, Class B-2,
Class B-3, Class B-4 and
Class B-5 Certificates

Notional Amount	Class A-8, Class A-10 and
Certificates	Class X Certificates

Principal Only	Class PO Certificates
Certificates

Depositable Certificates	Class A-2, Class A-3 and
Class A-4 Certificates

Exchangeable	Class A-1, Class A-5, Class A-
Certificates	6, Class A-7, Class A-8, Class
A-9, Class A-10, Class A-11,
Class A-12, Class A-13, Class
A-14 and Class A-15
Certificates

Offered Certificates	Class A, Class X, Class PO,
Class M, Class B-1 and Class
B-2 Certificates
Record Date
The last business day of the month preceding the month of that distribution date.
Denominations
Offered Certificates other than the Class A-R Certificates:
$25,000 and multiples of $1 in excess thereof.
Class A-R Certificates:
Two certificates of $99.99 and $0.01, respectively.
Registration of Certificates
Offered Certificates other than the Class A-R Certificates:
Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company in the United States or Clearstream, Luxembourg or the Euroclear System, in Europe.
Class A-R Certificates
Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.
See “Description of the Certificates — Book-Entry Certificates; Denominations” in this free writing prospectus.
Distribution Dates
Beginning on May 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.
Last Scheduled Distribution Date
The last scheduled distribution date for each class of certificates is the distribution date in June 2037. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.
Interest Payments
The related interest accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates are shown in the table beginning on page 5.

On each distribution date, to the extent funds are available, each class of certificates will be entitled to receive:
•	interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or notional amount, as applicable, immediately prior to that distribution date; and

•	any interest that was not paid on prior distribution dates; less

•	any net interest shortfalls allocated to that class for that distribution date.
On each distribution date, each class of exchangeable certificates will be entitled to receive a proportionate share of the amounts distributed as interest on the related depositable certificates that have been surrendered.
The Class PO Certificates do not bear interest.
See “Description of the Certificates — Interest” in this free writing prospectus.
Allocation of Net Interest Shortfalls:
For any distribution date, the interest entitlement for each class of interest-bearing certificates will be reduced by the amount of net interest shortfalls experienced by the mortgage loans resulting from:
•	prepayments on the mortgage loans; and

•	reductions in the interest rate on the related mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.
Net interest shortfalls on any distribution date will be allocated pro rata among all senior and subordinated classes entitled to receive distributions of interest on that distribution date, based on their respective entitlements, in each case before taking into account any reduction in the amounts from net interest shortfalls.
If on any distribution date, available funds are not sufficient to make a full distribution of the interest entitlement on the certificates in the order described below under “— Priority of Distributions Among Certificates”, interest will be distributed on each class of certificates of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates will be entitled to receive on the next distribution date.
On each distribution date, each class of exchangeable certificates will be allocated a proportionate share of the net interest shortfalls allocated to the related depositable certificates that have been surrendered.
See “Description of the Certificates — Interest” and “—Allocation of Interest Shortfalls” in this free writing prospectus.
Principal Payments
On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.
Generally, all payments and other amounts in respect of principal of the mortgage loans will be allocated between the Class PO Certificates, on the one hand, and the senior certificates (other than the notional amount certificates and the Class PO Certificates) and the subordinated certificates, on the other hand, in each case based on the applicable PO percentage and the applicable non-PO percentage, respectively, of those amounts. The non-PO percentage with respect to any mortgage loan with a net mortgage rate less than 6.00% will be equal to the net mortgage rate divided by 6.00% and the PO percentage of that mortgage loan will be equal to 100% minus that non-PO percentage. With respect to a mortgage loan with a net mortgage rate equal to or greater than 6.00%, the non-PO percentage will be 100% and the PO percentage will be 0%. The applicable non-PO percentage of those amounts will be allocated to the senior certificates (other than the notional amount certificates and the Class PO Certificates) as set forth below, and any remainder of the non-PO amount is allocated to the subordinated certificates:
•	in the case of scheduled principal collections on the mortgage loans, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of the senior certificates to the aggregate class certificate balance of all certificates, other than the Class PO Certificates; and

•	in the case of principal prepayments the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the fifth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Notwithstanding the foregoing, no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied.
Principal will be distributed on each class of certificates entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”
On each distribution date, distributions of principal of the exchangeable certificates will be made from the amounts distributed as principal of the related classes of depositable certificates that have been surrendered.
The notional amount certificates do not have class certificate balances and are not entitled to any distributions of principal but will bear interest during each interest accrual period on their respective notional amounts.
See “Description of the Certificates — Principal” in this free writing prospectus.
Exchanging Certificates Through Combination and Recombination
Depositable certificates may be exchanged for a proportionate interest in one or more classes of exchangeable certificates as shown on Annex II. Depositable certificates can be exchanged for the exchangeable certificates by notifying the trustee, depositing the correct proportions of the applicable depositable certificates and paying an exchange fee. Principal of and interest on the depositable certificates so surrendered is used to pay principal of and interest on the related exchangeable certificates. Annex II lists the available combinations of the depositable certificates eligible for exchange for the exchangeable certificates.
See “Description of the Certificates—Exchangeable Certificates” in this free writing prospectus and “Description of the Securities— Exchangeable Securities” in the prospectus for a description of Exchangeable Certificates and exchange procedures and fees.
Amounts Available for Distributions on the Certificates
The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):
•	all scheduled installments of interest and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•	all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to mortgage loans;

•	partial or full prepayments collected during the applicable period, together with interest paid in connection with the prepayment (other than certain excess amounts payable to the master servicer) and the compensating interest; and

•	any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or originator or purchased by the master servicer during the applicable period.
Fees and Expenses
The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:
•	the master servicing fee and additional servicing compensation due to the master servicer;

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•	the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement; and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.
Any amounts paid from amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.
Servicing Compensation
Master Servicing Fee:
The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.175% (referred to as the master servicing fee rate). The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans.
Additional Servicing Compensation:
The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges, including prepayment charges, and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans as described under “Description of the Certificates —Priority of Distributions Among Certificates”.
Source and Priority of Distributions:
The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.
Priority of Distributions
Priority of Distributions Among Certificates
In general, on any distribution date, available funds will be distributed in the following order:
•	to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest entitlements;

•	to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth below;

•	to any deferred amounts payable on the Class PO Certificates, but only from amounts that would otherwise be distributed on that distribution date as principal of the subordinated certificates;

•	to interest on and then principal of each class of subordinated certificates, in the order of their seniority, beginning with the Class M Certificates, in each case subject to the limitations set forth below; and

•	any remaining available amounts, to the Class A-R Certificates.
Principal
On each distribution date, the non-PO formula principal amount will be distributed first as principal of the related classes of senior certificates (other than the notional amount certificates and the Class PO Certificates) as specified below, and second as principal of the subordinated certificates, in an amount up to the subordinated principal distribution amount.
Senior Certificates (other than the notional amount certificates and the Class PO Certificates):
On each distribution date, the non-PO formula principal amount, up to the amount of the senior principal distribution amount, will be distributed as principal of the following classes of senior certificates, in the following order:
     (1) to the Class A-R Certificates, until its class certificate balance is reduced to zero;
     (2) to the Class A-2 Certificates, the priority amount (which is zero for the first five years and will increase as described under “Description of the Certificates —Principal” in this free writing prospectus), until its class certificate balance is reduced to zero;
     (3) sequentially, to the Class A-3 and Class A-4 Certificates, in that order, until their respective class certificate balances are reduced to zero; and
     (4) to the Class A-2 Certificates, without regard to the priority amount, until its class certificate balance is reduced to zero.
Class PO Certificates:
On each distribution date, principal will be distributed to the Class PO Certificates in an amount equal to the lesser of (x) the PO formula principal amount for that distribution date and (y) the product of:
•	available funds remaining after distribution of interest on the senior certificates; and

•	a fraction, the numerator of which is the PO formula principal amount and the denominator of which is the sum of the PO formula principal amount and the senior principal distribution amount.
Subordinated Certificates; Applicable Credit Support Percentage Trigger:
On each distribution date, to the extent of available funds available therefor, the non-PO formula principal amount, up to the subordinated principal distribution amount, will be distributed as principal of the subordinated certificates in order of seniority, beginning with the Class M Certificates, until their respective class certificate balances are reduced to zero. Each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount (based on its respective class certificate balance); provided, that if the applicable credit support percentage of a class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest distribution priority) is less than the original applicable credit support percentage for that class (referred to as a “restricted class”), each restricted class will not receive distributions of partial principal prepayments and prepayments in full. Instead, the portion of the partial principal prepayments and prepayments in full otherwise distributable to the restricted classes will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances, and distributed in the sequential order described above.
Allocation of Realized Losses
On each distribution date, the amount of any realized losses on the mortgage loans will be allocated as follows:
•	the PO percentage of any realized losses on a discount mortgage loan will be allocated to the Class PO Certificates; provided, however, that on or before the senior credit support depletion date, (i) those realized losses will be treated as Class PO Deferred Amounts and will be paid on the Class PO Certificates (to the extent funds are available from amounts otherwise allocable to the subordinated principal distribution amount) before distributions of principal on the subordinated certificates and (ii) the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of any payments of Class PO Deferred Amounts; and

•	the non-PO percentage of any realized losses will be allocated in the following order:

•	first, to the subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates outstanding, with the lowest distribution priority until their respective class certificate balances are reduced to zero, and

•	second, concurrently, to the senior certificates (other than the notional amount certificates and the Class PO Certificates), pro rata, based upon their respective class certificate balances, until their respective class certificate balances are reduced to zero.
On each distribution date, the class certificate balance of each class of then outstanding exchangeable certificates also will be reduced by a proportionate share of the amount of the realized losses allocated on that distribution date to the related class or classes of depositable certificates that have been surrendered, except that any realized losses that would otherwise be allocated to the Class A-5 Certificates will instead be allocated to the Class A-6 Certificates, until its class certificate balance is reduced to zero.
In addition, if, on any distribution date, following all distributions and the allocation of realized losses, the aggregate class certificate balance of all classes of certificates (other than the exchangeable certificates and the notional amount certificates) exceeds the pool principal balance, then the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess.
Credit Enhancement
The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.
Subordination
The senior certificates will have a distribution

priority over the classes of subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class B Certificates, each class of certificates will have a distribution priority over those classes of certificates, if any, with a higher numerical designation.
Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans, first to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates (other than the notional amount certificates) in accordance with the priorities set forth above under “— Allocation of Realized Losses.”
Further, the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of distributions on the Class PO Certificates in reimbursement for the Class PO deferred amounts as described above under “— Allocation of Realized Losses.”
Additionally, as described above under “— Principal Payments,” the senior prepayment percentage (which determines the allocation of the principal prepayments between the senior certificates and the subordinated certificates) will exceed the senior percentage (which represents the senior certificates (other than the notional amount certificates and the Class PO Certificates) as a percentage of all the certificates (other than the notional amount certificates and the Class PO Certificates) for at least the first 9 years after the closing date. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the mortgage pool evidenced by the subordinated certificates. Increasing the interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.
See “Description of the Certificates — Allocation of Losses” in this free writing prospectus and “Credit Enhancement — Subordination” in this free writing prospectus and in the prospectus.
Advances
The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.
Repurchase, Substitution and Purchase of Mortgage Loans
The sellers will be required to repurchase, or substitute, with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.
Additionally, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more according to the MBA Method.
If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, Inc., in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans, Inc. will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer.
The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).
Optional Termination
The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of (x) the aggregate stated principal balance of the closing date mortgage loans as of the initial cut-off date and (y) any pre-funded amounts.
Tax Status
For federal income tax purposes, the issuing entity (exclusive of the pre-funding account and the capitalized interest account) will be composed of multiple entities consisting of a trust beneath which are one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue several classes of uncertificated REMIC regular interests, all of which will be held in trust, and a single class of REMIC residual interest. The senior and subordinated certificates (including the depositable certificates and the exchangeable certificates) will represent beneficial ownership of one or more of the uncertificated Master REMIC regular interests held in trust. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.
ERISA Considerations
The offered certificates (other than the Class PO, Class X and Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.
Legal Investment
The senior certificates and the Class M Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

Description of the Certificates
General
     The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.
     The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWMBS, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.
     The Mortgage Pass-Through Certificates, Series 2007-6, will consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15, Class X, Class PO, Class A-R, Class M, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates. Only the classes of certificates listed on the cover page are being offered by this free writing prospectus.
When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A-2, Class A-3, Class A-4, Class A-R, Class PO and Class X Certificates

Subordinated Certificates	Class M and Class B Certificates

Class A Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14, Class A-15 and Class A-R Certificates

Class B Certificates	Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates

Notional Amount Certificates	Class A-8, Class A-10 and Class X Certificates

Principal Only Certificates	Class PO Certificates

Depositable Certificates	Class A-2, Class A-3 and Class A-4 Certificates

Exchangeable Certificates	Class A-1, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14 and Class A-15 Certificates

Offered Certificates	Class A, Class X, Class PO, Class M, Class B-1 and Class B-2 Certificates
The certificates are generally referred to as the following types:

Class	Type
Class A-1	Senior/ Fixed Pass-Through Rate/Exchangeable

Class A-2	Senior/ Fixed Pass-Through Rate/NAS/Depositable

Class A-3	Senior/ Fixed Pass-Through Rate/Depositable

Class A-4	Senior/ Fixed Pass-Through Rate/Depositable

Class A-5	Senior/ Fixed Pass-Through Rate/NAS/Super Senior/Exchangeable

Class	Type
Class A-6	Senior/ Fixed Pass-Through Rate/NAS/Support/ Exchangeable

Class A-7	Senior/ Fixed Pass-Through Rate/Exchangeable

Class A-8	Senior/ Fixed Pass-Through Rate/Notional Amount/Interest Only Exchangeable

Class A-9	Senior/ Fixed Pass-Through Rate/Exchangeable

Class A-10	Senior/ Fixed Pass-Through Rate/Notional Amount/Interest Only Exchangeable

Class A-11	Senior/ Fixed Pass-Through Rate/Exchangeable

Class A-12	Senior/ Fixed Pass-Through Rate/Exchangeable

Class A-13	Senior/ Fixed Pass-Through Rate/Exchangeable

Class A-14	Senior/ Fixed Pass-Through Rate/Exchangeable

Class A-15	Senior/ Fixed Pass-Through Rate/Exchangeable

Class X	Senior/Variable Pass-Through Rate/Notional Amount/Interest Only

Class PO	Senior/Principal Only

Class A-R	Senior/Fixed Pass-Through Rate/Residual

Subordinated Certificates	Subordinate/Fixed Pass-Through Rate
     The Class B-3, Class B-4 and Class B-5 Certificates are not being offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class B-3, Class B-4 and Class B-5 Certificates is provided only to permit a better understanding of the offered certificates.
     The senior certificates will have an initial aggregate class certificate balance of approximately $718,125,000 and will evidence in the aggregate an initial beneficial ownership interest of approximately 95.75% in the issuing entity. The subordinated certificates will each evidence the initial beneficial ownership interest in the issuing entity set forth below:

Initial Beneficial
Class of Subordinated Certificates	Ownership Interest
Class M	2.75%
Class B-1	0.60%
Class B-2	0.40%
Class B-3	0.20%
Class B-4	0.10%
Class B-5	0.20%
Calculation of Class Certificate Balance
     The “Class Certificate Balance” of any class of certificates (other than the notional amount certificates) as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:
•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class, and

•	in the case of any class of subordinated certificates, any amounts allocated to the class in reduction of its Class Certificate Balance in respect of payments of Class PO Deferred Amounts, as described under “— Allocation of Losses,”;

provided, however, that the Class Certificate Balance of each class of certificates to which Realized Losses have been allocated will be increased sequentially in the order of distribution priority (from highest to lowest) by the amount of Subsequent Recoveries distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates. See “The Agreements – Realization Upon Defaulted Loans – Application of Liquidation Proceeds” in the prospectus.
     In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the highest numerical class designation will be reduced if and to the extent that the aggregate of the Class Certificate Balances of all classes of certificates, following all distributions and the allocation of all Realized Losses on any Distribution Date, exceeds the aggregate Stated Principal Balance of the mortgage loans as of the Due Date occurring in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period).
     The Class Certificate Balance of each class of Exchangeable Certificates for any Distribution Date will equal the proportionate share of the aggregate Class Certificate Balance immediately prior to that Distribution Date of the related class or classes of Depositable Certificates that have been surrendered.
Notional Amount Certificates
     The Class A-8, Class A-10 and Class X Certificates are notional amount certificates.
     The notional amount for any Distribution Date and:
•	the Class A-8 Certificates will equal the product of (i) the Class Certificate Balance of the Class A-7 Certificates immediately prior to such Distribution Date and (ii) a fraction, the numerator of which is 0.50 and the denominator of which is 6.00;

•	the Class A-10 Certificates will equal the product of (i) the Class Certificate Balance of the Class A-9 Certificates immediately prior to such Distribution Date and (ii) a fraction, the numerator of which is 0.25 and the denominator of which is 6.00; and

•	the Class X Certificates will equal the aggregate Stated Principal Balance of the Non-Discount mortgage loans as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such prior Due Date).
Book-Entry Certificates; Denominations
     The offered certificates (other than the Class A-R Certificates) will be book entry certificates (the “Book Entry Certificates”). The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book Entry Certificates (“Certificate Owners”) will hold their Book Entry Certificates through the Depository Trust Company (“DTC”) in the United States or the Euroclear System (“Euroclear”), in Europe, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Each class of Book Entry Certificates will be issued in one or more certificates that will equal the aggregate principal balance of the applicable Class of the Book Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Euroclear’s name on the book of its depositary which in turn will hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC. JPMorgan Chase will act as depositary for Euroclear (in such capacity the “Depositary”. Investors may hold such beneficial interests in the Book Entry Certificates in minimum denominations representing an original principal amount or notional amount of $25,000 and integral multiples of $1 in excess thereof. Except as described below, no person acquiring a beneficial ownership in a Book Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing such person’s beneficial ownership interest in such Book Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC.
     The beneficial owner’s ownership of a Book Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a “Financial Intermediary”) that maintains the beneficial owner’s account for such purpose. In turn, the Financial Intermediary’s ownership of such Book Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner’s Financial Intermediary is not a DTC participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).
     Certificate Owners will receive all distributions of principal of, and interest on, the Offered Certificates from the Trustee through DTC and DTC participants. While the Offered Certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book entry transfers among Participants on whose behalf it acts with respect to the Offered Certificates and is required to receive and transmit distributions of principal of, and interest on, the Offered Certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”), with whom Certificate Owners have accounts with respect to Offered Certificates are similarly required to make book entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.
     Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the Offered Certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of Offered Certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book Entry Certificates, by book entry transfer, through DTC for the account of the purchasers of such Book Entry Certificates, which account is maintained with their respective Participants. Under the Rules and in accordance with DTC’s normal procedures, transfers of ownership of Book Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.
     Because of time zone differences, credits of securities received Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear Participants on such business day. Cash received in Euroclear, as a result of sales of securities by or through a Euroclear Participant to a DTC Participant, will be received with value on the DTC settlement date but will be available in the Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures, relating to the Offered Certificates, see “Material Federal Income Tax Consequences — Tax Treatment of Foreign Investors” in the prospectus and “Global, Clearance, Settlement And Tax Documentation Procedures — Certain U.S. Federal Income Tax Documentation Requirements” in Annex I hereto.
     Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear by its Depositary; however, such cross market transactions will require delivery of instructions to Euroclear by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). Euroclear will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear Participants may not deliver instructions directly to its Depositaries.

     DTC, which is a New York chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC participant in the Book Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book Entry Certificates will be subject to the rules, regulations and procedures governing DTC and DTC participants as in effect from time to time.
     Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
     The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.
     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
     Distributions on the Book Entry Certificates will be made on each Distribution Date by the Trustee to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC’s normal procedures. Each DTC participant will be responsible for disbursing such payments to the beneficial owners of the Book Entry Certificates that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the Book Entry Certificates that it represents.
     Under a book entry format, beneficial owners of the Book Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co. Distributions with respect to Offered Certificates held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by its Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Material Federal Income Tax Consequences — Tax Treatment of Foreign Investors” in the prospectus. Because DTC can only act on behalf of Financial Intermediaries, the ability of a beneficial owner to pledge Book Entry Certificates to persons or entities that do not participate in the Depository system, or otherwise take actions in respect of such Book Entry Certificates, may be limited due to the lack of physical certificates for such Book Entry Certificates. In addition, issuance of the Book Entry Certificates in book entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.
     Monthly and annual reports on the issuing entity provided by the Master Servicer to Cede & Co., as nominee of DTC, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting DTC or the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book Entry Certificates of such beneficial owners are credited.
     DTC has advised the Depositor and the Trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book Entry Certificates under the Pooling and Servicing Agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book Entry Certificates. The Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book Entry Certificate under the Pooling and Servicing Agreement on behalf of a Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book Entry Certificates which conflict with actions taken with respect to other Book Entry Certificates.
     Definitive Certificates will be issued to beneficial owners of the Book Entry Certificates, or their nominees, rather than to DTC, only if (a) DTC or the Depositor advises the Trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book Entry Certificates and the Depositor or the Trustee is unable to locate a qualified successor, (b) the beneficial owners having not less than 51% of the voting rights (as defined in the Pooling and Servicing Agreement) of a class at their sole option and expense, elect to remove their Book Entry Certificates from DTC or (c) after the occurrence of an event of default (as defined in the Pooling and Servicing Agreement), beneficial owners having not less than 51% of the voting rights evidenced by the Offered Certificates advise the Trustee and DTC through the Financial Intermediaries and the DTC participants in writing that the continuation of a book entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.
     Upon the occurrence of any of the events described in the immediately preceding paragraph, the Trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book Entry Certificates and instructions for re registration, the Trustee will issue Definitive Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as holders of the related Offered Certificates under the Pooling and Servicing Agreement.
     Although DTC and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Certificates among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
     For a description of the procedures generally applicable to the book entry certificates, see "Description of the Securities — Book Entry Registration of Securities” in the prospectus.
Payments on Mortgage Loans; Accounts
     Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, FSB, which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of mortgage loans subsequent to the cut-off date (other than in respect of principal and interest due on the mortgage loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:
•	all payments on account of principal on the mortgage loans, including principal prepayments;

•	all payments on account of interest on the mortgage loans, net of the related master servicing fee (as adjusted by Compensating Interest payments), any lender paid mortgage insurance premiums and any prepayment interest excess;

•	all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•	any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from REO Property;

•	all Substitution Adjustment Amounts; and

•	all advances made by the master servicer.
     Prior to their deposit into the Certificate Account, payments and collections on the mortgage loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.
     The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:
•	to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer);

•	to reimburse each of the master servicer and the trustee for unreimbursed advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the mortgage loan(s) in respect of which any such advance was made;

•	to reimburse each of the master servicer and the trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable advance and identifying the related mortgage loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•	to reimburse the master servicer for (a) any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•	to pay to the purchaser, with respect to each mortgage loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such mortgage loan after the date of such purchase;

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•	to withdraw an amount equal to the sum of (a) the Available Funds and (b) the trustee fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.
     The master servicer is required to maintain separate accounting, on a mortgage loan by mortgage loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.
     Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds and the trustee fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). Upon termination of the Funding Period, the trustee will deposit into the Distribution Account any amounts remaining in the Pre-funding Account, other than the investment earnings, for distribution to the related certificateholders. The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:
•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.
     The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under "— Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:
•	to pay the trustee fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•	to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.
     There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.
     Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the mortgage loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.
     Exchangeable Certificates Distribution Account. On or prior to the closing date, the trustee will establish an account (the “Exchangeable Certificates Distribution Account”), which will be maintained in trust for the benefit of the holders of the Exchangeable Certificates. The trustee will deposit or cause to be deposited in the Exchangeable Certificates Distribution Account all amounts it receives in respect of the Depositable Certificates that have been surrendered, which will then be used to make distributions on that day to the applicable classes of Exchangeable Certificates as described below.
Investments of Amounts Held in Accounts
     The Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. In the case of:
•	the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the Master Servicer as additional servicing compensation and will be remitted to it monthly as described herein;

•	the Pre-funding Account, all income and gain net of any losses realized from the investment will be for the benefit of the depositor and will be remitted to the depositor as described herein; and

•	the Capitalized Interest Account, any amounts remaining after making distributions of interest on the first Distribution Date following the end of the Funding Period will be paid to the depositor and will not thereafter be available for distribution to certificateholders.
     The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-funding Account or the Capitalized Interest Account in respect of the investments will be deposited by the Depositor into the Pre-funding Account or Capitalized Interest Account, as applicable out of the depositor’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-funding Account or the Capitalized Interest Account and made in accordance with the pooling and servicing agreement.
     The Exchangeable Certificate Distribution Account. Funds on deposit in the Exchangeable Certificates Distribution Account will not be invested.
Exchangeable Certificates
     General. The Class A-2, Class A-3 and Class A-4 Certificates are “Depositable Certificates.” All or a portion of the Depositable Certificates may be surrendered for a proportionate interest in the Class A-1, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14 and Class A-15 Certificates (the “Exchangeable Certificates”) in the combinations shown in Annex II. All or a portion of the Exchangeable Certificates may also be exchanged for the related classes of Depositable Certificates, in the same manner. Each exchange may be effected only in proportions that result in the principal and interest entitlements of the certificates being received being equal to the principal and interest entitlements of the certificates surrendered. This process may occur repeatedly.
     The classes of Depositable Certificates and of Exchangeable Certificates that are outstanding at any given time, and the outstanding Class Certificate Balances or notional amounts of these classes, will depend upon any related distributions of principal, as well as any exchanges that occur and prior principal distributions. Depositable Certificates and Exchangeable Certificates may be exchanged only in the combinations and in the proportions that the initial Class Certificate Balances of such certificates bear to one another as shown in Annex II.

     Holders of Exchangeable Certificates will be the beneficial owners of a proportionate interest in the uncertificated REMIC Interests underlying the related Depositable Certificates that are surrendered and will receive a proportionate share of the distributions on those certificates subject to the priorities described herein.
     Procedures. If a holder of Depositable Certificates wishes to exchange its Depositable Certificates for the related Exchangeable Certificates or a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates for the related Depositable Certificates, the certificateholder must notify the trustee no later than three business days before the proposed exchange date. Notice to the trustee may be provided by email to cwmacrs@bankofny.com or by telephone at (800) 254-2826. The exchange date will be subject to the trustee’s approval but it can generally be any business day other than the first or last business day of the month. The notice must (i) be on the certificateholder’s letterhead, (ii) carry a medallion stamp guarantee or be signed by an authorized signatory and be presented with an incumbency certificate and (iii) set forth the following information: the CUSIP number of both the certificates to be exchanged and the certificates to be received, the outstanding Class Certificate Balance or notional amount, as applicable, and the initial Class Certificate Balance or notional amount, as applicable, of the certificates to be exchanged, the certificateholder’s DTC participant number and the proposed exchange date. After receiving the notice, the trustee will e-mail the certificateholder with wire payment instructions relating to the exchange fee and, assuming the combination or exchange is a permitted combination or exchange as listed on Annex I, the certificateholder will use the Deposit and Withdrawal System at DTC to exchange the certificates. A notice becomes irrevocable on the second business day before the proposed exchange date.
     In connection with each exchange, the certificateholder must pay the trustee a fee equal to 1/32 of 1% of the outstanding Class Certificate Balance of the certificates to be exchanged. In no event, however, will the fee be either less than $2,000 or greater than $25,000. The exchange will be completed upon the receipt by the trustee of the exchange fee and the beneficial interest in the Depositable Certificates.
     The trustee will make the first distribution on a Depositable Certificate or an Exchangeable Certificate received in an exchange transaction on the Distribution Date in the following month to the certificateholder of record as of the close of business on the last day of the month of the exchange.
     Neither the trustee nor the depositor will have any obligation to ensure the availability of the applicable certificates for the desired combination or exchange or to accomplish any combination or exchange other than those listed on Annex II.

Fees and Expenses
     The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees

Master Servicing Fee /Master Servicer	One-twelfth of the Stated Principal Balance of each mortgage loan multiplied by the master servicing fee rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that mortgage loan	Monthly

	• Prepayment interest excess	Compensation	Interest paid by obligors with respect to certain prepayments on the mortgage loans	Monthly

	• All late payment fees, assumption fees and other similar charges including prepayment charges	Compensation	Payments made by obligors with respect to the mortgage loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account.	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding mortgage loans. (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses

Insured expenses /Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the mortgage loan	Time to time

Servicing Advances /Master Servicer	To the extent of funds available, the amount of any Servicing Advances.	Reimbursement of Expenses	With respect to each mortgage loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that mortgage loan (6)	Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account.	Monthly

(1)	If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement. See “The Agreements— Amendment” in the prospectus.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)	The master servicing fee rate for each mortgage loan will equal 0.175% per annum. The amount of the monthly master servicing fee is subject to adjustment with respect to mortgage loans that are prepaid in full.

(4)	“Excess Proceeds” with respect to a liquidated mortgage loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the mortgage loan plus (ii) accrued interest on the mortgage loan at the mortgage rate during each Due Period as to which interest was not paid or advanced on the mortgage loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)	Reimbursement of Servicing Advances for a mortgage loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that mortgage loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions
     Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in May 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the Record Date. The “Record Date” for any Distribution Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.
     Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a notional amount certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.
Priority of Distributions Among Certificates
     As more fully described in this free writing prospectus, distributions will be made on each Distribution Date from Available Funds in the following order:
•	to interest on each interest-bearing class of senior certificates, pro rata, based on their respective interest entitlements;

•	to principal of the classes of senior certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth under “Description of the Certificates — Principal” in this free writing prospectus in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

•	to any Class PO Deferred Amounts with respect to the Class PO Certificates, but only from amounts that would otherwise be distributed on the Distribution Date as principal of the subordinated certificates;

•	to interest on and then principal of each class of subordinated certificates, in the order of their numerical class designations, beginning with the Class M Certificates, in each case subject to the limitations set forth under “Description of the Certificates — Interest” and "— Principal” in this free writing prospectus; and

•	any remaining available amounts, to the Class A-R Certificates.
     “Available Funds” for any Distribution Date will equal the sum of:
•	all scheduled installments of interest (net of the related Expense Fees and premiums in respect of lender paid primary mortgage insurance on a mortgage loan) and principal due on the Due Date in the month in which the Distribution Date occurs and received before the related Determination Date, together with any advances with respect to them;

•	all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the mortgagor in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (a) the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (b) any Subsequent Recoveries;

•	all partial or full prepayments received during the related Prepayment Period, together with all interest paid in connection with those payments, other than certain excess amounts and Compensating Interest;

•	amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by the related seller or the master servicer as of the Distribution Date; and

•	for each Distribution Date during, and the Distribution Date immediately after the Funding Period, any amounts required pursuant to the pooling and servicing agreement to be deposited from the Capitalized Interest Account, and for the first Distribution Date following the Funding Period, any amounts remaining in the Pre-funding Account after the end of the Funding Period (net of any investment income thereon);
reduced by amounts in reimbursement for advances previously made and other amounts as to which the master servicer is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.
     In the event that Depositable Certificates are exchanged for their related Exchangeable Certificates, such Exchangeable Certificates will be entitled to a proportionate share of the principal and interest distributions on each related class of Depositable Certificates that has been surrendered subject to the priorities described herein. In addition, the outstanding Exchangeable Certificates will bear a proportionate share of losses and net interest shortfalls allocable to each related class of Depositable Certificates that has been surrendered.
Interest
     Pass-Through Rates. The classes of offered certificates will have the respective pass-through rates set forth on the cover page hereof or as described below.
     Class X Certificates
     The pass-through rate of the Class X Certificates for the interest accrual period for any Distribution Date will be equal to the excess of (a) the weighted average of the net mortgage rates of the Non-Discount mortgage loans, weighted on the basis of the Stated Principal Balances thereof as of the Due Date in the preceding calendar month (after giving effect to prepayments received in the Prepayment Period related to such prior Due Date), over (b) 6.00%. The pass-through rate for the Class X Certificates for the interest accrual period for the first Distribution Date is expected to be approximately 0.28851% per annum.
     Interest Entitlement. With respect to each Distribution Date for all of the interest- bearing certificates, the interest accrual period will be the calendar month preceding the month of the Distribution Date. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.
     On each Distribution Date, to the extent of funds available therefor, each interest-bearing class of certificates will be entitled to receive an amount allocable to interest for the related interest accrual period. This “interest entitlement” for any interest-bearing class will be equal to the sum of:
•	interest at the applicable pass-through rate on the related Class Certificate Balance or notional amount, as the case may be, immediately prior to that Distribution Date; and

•	the sum of the amounts, if any, by which the amount described in the immediately preceding bullet point on each prior Distribution Date exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called unpaid interest amounts).

     The Class PO Certificates are principal only certificates and will not bear interest.
Allocation of Net Interest Shortfalls
     The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of “Net Interest Shortfalls” for the Distribution Date. With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:
•	any net prepayment interest shortfalls for the Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any mortgage loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.
     With respect to any Distribution Date, a “net prepayment interest shortfall” is the amount by which the aggregate of the prepayment interest shortfalls experienced by the mortgage loans exceeds the Compensating Interest for that Distribution Date.
     A “prepayment interest shortfall” is the amount by which interest paid by a borrower in connection with a prepayment of principal on a mortgage loan during the portion of the related Prepayment Period occurring in the calendar month preceding the month of the Distribution Date is less than one month’s interest at the related mortgage rate less the master servicing fee rate on the Stated Principal Balance of the mortgage loan.
     A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a mortgage loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See “The Agreements — Certain Legal Aspects of the Loans — Servicemembers Civil Relief Act” in the prospectus.
     A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on the related mortgage loan.
     Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all classes of senior and subordinated certificates entitled to receive distributions of interest on such Distribution Date, based on the amount of interest each such class of certificates would otherwise be entitled to receive on such Distribution Date, in each case before taking into account any reduction in such amounts from Net Interest Shortfalls. On each Distribution Date, each class of Exchangeable Certificates will be allocated a proportionate share of the Net Interest Shortfalls allocated to the related classes of Depositable Certificates that have been surrendered.
     If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described above under "— Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the certificates, interest will be distributed on each class of certificates of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each class of certificates will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the mortgage loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.
Principal
     General. All payments and other amounts received in respect of principal of the mortgage loans will be allocated as described under "— Priority of Distributions Among Certificates” between the Class PO Certificates, on the one hand, and the senior certificates (other than the notional amount certificates and the Class PO) and the subordinated certificates, on the other hand, in each case based on the applicable PO Percentage and the applicable Non-PO Percentage, respectively, of those amounts.

     The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate less than 6.00% (each a “Discount mortgage loan”) will be equal to the net mortgage rate divided by 6.00%. The Non-PO Percentage with respect to any mortgage loan with a net mortgage rate equal to or greater than 6.00% (each a “Non-Discount mortgage loan”) will be 100%. The PO Percentage with respect to any Discount mortgage loan will be equal to (6.00% minus the net mortgage rate) divided by 6.00%. The PO Percentage with respect to any Non-Discount mortgage loan will be 0%.
     Non-PO Formula Principal Amount. On each Distribution Date, the Non-PO Formula Principal Amount will be distributed as principal of the senior certificates (other than the notional amount certificates and the Class PO Certificates) in an amount up to the Senior Principal Distribution Amount and as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.
     The “Non-PO Formula Principal Amount” for any Distribution Date will equal the sum of:
     (i) the sum of the applicable Non-PO Percentage of,
(a)	all monthly payments of principal due on each mortgage loan on the related Due Date,

(b)	the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

(c)	the Substitution Adjustment Amount in connection with any deleted mortgage loan received with respect to the Distribution Date,

(d)	any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

(e)	with respect to each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to the mortgage loan, and

(f)	all partial and full principal prepayments by borrowers received during the related Prepayment Period,
(ii)	(A) any Subsequent Recoveries received during the calendar month preceding the month of the Distribution Date, or (B) with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the Non-PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of such Distribution Date, and

(iii)	on the first Distribution Date after the Funding Period, any amounts remaining in the Pre-funding Account.
     Senior Principal Distribution Amount. On each Distribution Date, the Non-PO Formula Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates in the following order:
    (1) to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;
    (2) to the Class A-2 Certificates, the Priority Amount, until its Class Certificate Balance is reduced to zero;

    (3) sequentially, to the Class A-3 and Class A-4 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and
    (4) to the Class A-2 Certificates, without regard to the Priority Amount, until its Class Certificate Balance is reduced to zero.
     Notwithstanding the foregoing, on each Distribution Date on and after the Senior Credit Support Depletion Date, the Non-PO Formula Principal Amount will be distributed, concurrently, as principal of the classes of senior certificates (other than the notional amount certificates and the Class PO Certificates), pro rata, in accordance with their respective Class Certificate Balances immediately before that Distribution Date.
     On each Distribution Date, each class of Exchangeable Certificates will be entitled to receive a proportionate share of the Senior Principal Distribution Amount distributed to the related classes of Depositable Certificates that have been surrendered except that: (i) principal distributions on the Class A-11 and Class A-12 Certificates will be made sequentially in that order; and (ii) principal distributions on the Class A-13, Class A-14 and Class A-15 Certificates will be made sequentially in that order.
     The capitalized terms used herein shall have the following meanings:
     “Priority Amount” for any Distribution Date will equal the product of (A) the Senior Principal Distribution Amount, (B) the Shift Percentage and (C) the Priority Percentage.
     “Priority Percentage” for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the Class Certificate Balance of the Class A-2 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate Class Certificate Balance the Class A-2, Class A-3 and Class A-4 Certificates immediately prior to such Distribution Date.
     “Shift Percentage” for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%. Thereafter, the Shift Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, 30%; for any Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.
     “Due Date” means, with respect to a mortgage loan, the day of the calendar month on which scheduled payments are due on that mortgage loan. With respect to any Distribution Date, the related Due Date is the first day of the calendar month in which that Distribution Date occurs.
     “Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from April 1, 2007) through the fifteenth day of the calendar month in which the Distribution Date occurs.
     The “Senior Principal Distribution Amount” for any Distribution Date will equal the sum of
•	the Senior Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of the Senior Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan, and the Senior Prepayment Percentage of the applicable Non-PO Percentage of the amount of the liquidation proceeds allocable to principal received on the mortgage loan, and

•	the sum of

the Senior Prepayment Percentage of the applicable Non-PO Percentage of amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date, and the Senior Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for the Distribution Date, and

•	the amount, if any, on deposit in the Pre-funding Account at the end of the Funding Period.
     If on any Distribution Date the allocation to the classes of senior certificates (other than the notional amount certificates and the Class PO Certificates) then entitled to distributions of principal would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the classes of certificates of the Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances to zero.
     “Stated Principal Balance” means for any mortgage loan and Due Date, the unpaid principal balance of the mortgage loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:
•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the mortgage loan.
     The “pool principal balance” equals the aggregate Stated Principal Balance of the mortgage loans.
     “Deficient Valuation” means for any mortgage loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such mortgage loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.
     The “Senior Percentage” for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate Class Certificate Balance of the senior certificates (other than the notional amount certificates and the Class PO Certificates) immediately before the Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all classes of senior and subordinated certificates (other than the Class PO Certificates and the notional amount certificates) immediately before the Distribution Date.
     The “Subordinated Percentage” for any Distribution Date will be calculated as the difference between 100% and the Senior Percentage for the Distribution Date.
     The “Senior Prepayment Percentage” for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraphs. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates (other than the notional amount certificates and the Class PO Certificates) which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the pool principal balance evidenced by the subordinated certificates. Increasing the interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.
     The “Subordinated Prepayment Percentage” as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage.
     The Senior Prepayment Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows:
•	for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date;

•	for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date; and

•	for any Distribution Date thereafter, the Senior Percentage for the Distribution Date;
provided, however, that if on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage, then the Senior Prepayment Percentage for the Distribution Date will equal 100%.
     Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:
•	the outstanding principal balance of all mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure, real estate owned by the issuing entity and mortgage loans the mortgagors of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates immediately prior to the Distribution Date, does not equal or exceed 50%, and

•	cumulative Realized Losses on the mortgage loans do not exceed:
•	commencing with the Distribution Date on the fifth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the sixth anniversary of the first Distribution Date, 35% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 40% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date,

•	commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 45% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

•	commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 50% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.
For purposes of calculating the delinquency rate, delinquencies with respect to the mortgage loans will be recognized in accordance with the MBA Method.
     Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds therefor, the Non-PO Formula Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their distribution priorities, beginning with the Class M Certificates, until their respective Class Certificate Balances are reduced to zero.
     With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the Applicable Credit Support Percentage is less than the Original Applicable Credit Support Percentage, no distribution of partial principal prepayments and principal prepayments in full will be made to any of those classes (the “Restricted Classes”). The amount of partial principal prepayments and principal prepayments in full otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances, and distributed in the sequential order described above.
     For any Distribution Date and any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of the subject class and all classes of subordinated certificates which have lower distribution priorities than such class.
     For any Distribution Date and any class of subordinated certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for such class on the date of issuance of the certificates.
     The “Class Subordination Percentage” with respect to any Distribution Date and each class of subordinated certificates will equal the fraction (expressed as a percentage) the numerator of which is the Class Certificate Balance of that class of certificates immediately before the Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all classes of certificates (other than the Exchangeable Certificates and the notional amount certificates) immediately before that Distribution Date.
     On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:

			Original
	Beneficial	Initial Credit	Applicable
	Interest in	Enhancement	Credit Support
	Issuing Entity	Level	Percentage
Senior Certificates	95.75%	4.25%	N/A
Class M	2.75%	1.50%	4.25%
Class B-1	0.60%	0.90%	1.50%
Class B-2	0.40%	0.50%	0.90%
Class B-3	0.20%	0.30%	0.50%
Class B-4	0.10%	0.20%	0.30%
Class B-5	0.20%	0.00%	0.20%

     For purposes of calculating the Applicable Credit Support Percentages of the subordinated certificates, the Class M Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each other class of subordinated certificates. Within the Class B Certificates, the distribution priorities are in numerical order.
     The “Subordinated Principal Distribution Amount” for any Distribution Date will equal:
•	the sum of
•	the Subordinated Percentage of the applicable Non-PO Percentage of all amounts described in subclauses (a) through (d) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date,

•	for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the applicable Non-PO Percentage of the remaining liquidation proceeds allocable to principal received on the mortgage loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the Subordinated Percentage of the applicable Non-PO Percentage of the Stated Principal Balance of the mortgage loan,

•	the Subordinated Prepayment Percentage of the applicable Non-PO Percentage of the amounts described in subclause (f) of clause (i) of the definition of Non-PO Formula Principal Amount for that Distribution Date, and

•	the Subordinated Prepayment Percentage of any Subsequent Recoveries described in clause (ii) of the definition of Non-PO Formula Principal Amount for that Distribution Date,
•	reduced by the amount of any payments in respect of Class PO Deferred Amounts on the related Distribution Date.
     Class PO Principal Distribution Amount. On each Distribution Date, distributions of principal of the Class PO Certificates will be made in an amount equal to the lesser of (x) the PO Formula Principal Amount for that Distribution Date and (y) the product of:
•	Available Funds remaining after distribution of interest on the senior certificates, and

•	a fraction, the numerator of which is the PO Formula Principal Amount and the denominator of which is the sum of the PO Formula Principal Amount and the Senior Principal Distribution Amount.
     If the Class PO Principal Distribution Amount on a Distribution Date is calculated as provided in clause (y) above, principal distributions to holders of the senior certificates (other than the notional amount certificates and the Class PO Certificates) will be in an amount equal to the product of Available Funds remaining after distribution of interest on the senior certificates and a fraction, the numerator of which is the Senior Principal Distribution Amount and the denominator of which is the sum of the Senior Principal Distribution Amount and the PO Formula Principal Amount.
     The “PO Formula Principal Amount” for any Distribution Date will equal the sum of:
•	the sum of the applicable PO Percentage of
•	all monthly payments of principal due on each mortgage loan on the related Due Date,

•	the principal portion of the purchase price of each mortgage loan that was repurchased by the related seller or another person pursuant to the pooling and servicing agreement as of that Distribution Date,

•	the Substitution Adjustment Amount in connection with any deleted mortgage loan received for that Distribution Date,

•	any insurance proceeds or liquidation proceeds allocable to recoveries of principal of mortgage loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of that Distribution Date,

•	for each mortgage loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of that Distribution Date, the amount of liquidation proceeds allocable to principal received on the mortgage loan, and

•	all partial and full principal prepayments by borrowers received during the related prepayment period, and
•	with respect to Subsequent Recoveries attributable to a Discount mortgage loan which incurred a Realized Loss after the Senior Credit Support Depletion Date, the PO Percentage of any Subsequent Recoveries received during the calendar month preceding the month of that Distribution Date.
     Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not the Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.
Allocation of Losses
     On each Distribution Date, the applicable PO Percentage of any Realized Loss on a Discount mortgage loan will be allocated to the Class PO Certificates until its Class Certificate Balance is reduced to zero. The amount of any Realized Loss allocated to the Class PO Certificates on or before the Senior Credit Support Depletion Date will be treated as a Class PO Deferred Amount. To the extent funds are available on the Distribution Date or on any future Distribution Date from amounts that would otherwise be allocable to the Subordinated Principal Distribution Amount, Class PO Deferred Amounts will be paid on the Class PO Certificates before distributions of principal on the subordinated certificates. Any distribution of Available Funds in respect of unpaid Class PO Deferred Amounts will not further reduce the Class Certificate Balance of the Class PO Certificates. The Class PO Deferred Amounts will not bear interest. The Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of any payments in respect of Class PO Deferred Amounts. After the Senior Credit Support Depletion Date, no new Class PO Deferred Amounts will be created.
     On each Distribution Date, the applicable Non-PO Percentage of any Realized Loss will be allocated:
•	first, to the subordinated certificates, in the reverse order of their distribution priority (beginning with the class of subordinated certificates then outstanding with the lowest distribution priority), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero,

•	second, to the classes of senior certificates (other than the notional amount certificates and the Class PO Certificates), pro rata, based upon their respective Class Certificate Balances, until their respective Class Certificate Balances are reduced to zero.
     On any Distribution Date following the Senior Credit Support Depletion Date, the Class Certificate Balance of each then outstanding class of Exchangeable Certificates will also be reduced by a proportionate share of the amount of Realized Losses allocated on that Distribution Date to the related class or classes of Depositable

Certificates that have been surrendered (except that the applicable Non-PO Percentage of any Realized Losses that would otherwise be allocated to the Class A-5 Certificates will instead be allocated to the Class A-6 Certificates, until its Class Certificate Balance is reduced to zero) and will be increased by a proportionate share of the amount of Subsequent Recoveries allocated on that Distribution Date to the related classes of Depositable Certificates that have been surrendered.
     For purposes of allocating losses to the subordinated certificates, the Class M Certificates will be considered to have a lower numerical class designation and a higher distribution priority than each other class of subordinated certificates. Within the Class B Certificates, the distribution priorities are in numerical order.
     The Senior Credit Support Depletion Date is the date on which the Class Certificate Balance of each class of subordinated certificates has been reduced to zero.
     Because principal distributions are paid to some classes of certificates (other than the notional amount certificates and the Class PO Certificates) before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the mortgage loans than holders of classes that are entitled to receive principal earlier.
     In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the mortgage loan exceeds the amount of liquidation proceeds applied to the principal balance of the related mortgage loan. See “Credit Enhancement — Subordination” in the prospectus.
     A “Liquidated Mortgage Loan” is a defaulted mortgage loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.
     “Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of receipt of such recoveries.

Annex A
The Mortgage Pool
     The following information sets forth certain characteristics of the Initial Mortgage Loans as of the initial cut-off date. Other than with respect to rates of interest, percentages are approximate and are stated in each case by aggregate Stated Principal Balance of the Initial Mortgage Loans as of the initial cut-off date. Due to rounding, the sum in any column of the following tables may not equal the indicated value.
Mortgage Rates(1)

			Percent of				Weighted
	Number of	Aggregate	Initial	Average	Weighted Average	Weighted	Average Original
	Mortgage	Principal Balance	Mortgage	Principal Balance	Remaining Term to	Average FICO	Loan-to-Value
Mortgage Rate (%)	Loans	Outstanding	Loans	Outstanding ($)	Maturity (Months)	Credit Score	Ratio (%)
6.180	1	$517,500.00	0.08%	517,500.00	360	667	90.00
6.250	196	121,128,889.38	18.15	618,004.54	360	749	73.92
6.375	354	241,547,882.27	36.20	682,338.65	360	748	73.42
6.405	1	600,300.00	0.09	600,300.00	360	670	87.00
6.460	1	518,500.00	0.08	518,500.00	360	689	85.00
6.470	1	470,000.00	0.07	470,000.00	360	709	84.23
6.500	274	167,484,002.13	25.10	611,255.48	360	743	74.67
6.585	1	518,500.00	0.08	518,500.00	360	718	85.00
6.625	76	44,562,625.15	6.68	586,350.33	360	737	74.68
6.630	1	583,794.22	0.09	583,794.22	359	685	95.00
6.735	1	512,900.00	0.08	512,900.00	360	669	89.98
6.750	64	40,011,956.83	6.00	625,186.83	359	728	76.83
6.875	40	25,444,369.95	3.81	636,109.25	360	737	78.45
7.000	14	9,169,200.00	1.37	654,942.86	360	746	77.93
7.125	4	1,951,043.18	0.29	487,760.80	358	718	78.05
7.250	9	5,548,755.02	0.83	616,528.34	360	734	67.96
7.375	5	2,779,265.74	0.42	555,853.15	359	743	74.66
7.500	2	2,378,000.00	0.36	1,189,000.00	360	744	72.05
7.625	1	493,500.00	0.07	493,500.00	360	760	75.00
7.875	1	590,000.00	0.09	590,000.00	360	733	79.73
8.250	1	500,000.00	0.07	500,000.00	360	760	64.52

Total	1,048	$667,310,983.87	100.00%

(1)	The lender acquired mortgage insurance Initial Mortgage Loans are shown in the preceding table at the mortgage rates net of the interest premium charge by the related lenders. As of the initial cut-off date, the weighted average mortgage rate of the Initial Mortgage Loans (as so adjusted) was approximately 6.472% per annum. Without the adjustment, the weighted average mortgage rate of the Initial Mortgage Loans was approximately 6.475% per annum.

Annex A
Current Mortgage Loan Principal Balances(1)

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
Range of	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
Current Mortgage	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
Loan Principal Balances ($)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
400,000.01- 450,000.00	111	$48,557,012.50	7.28%	437,450.56	6.482	360	736	73.97
450,000.01- 500,000.00	220	104,911,171.88	15.72	476,868.96	6.483	360	741	74.19
500,000.01- 550,000.00	178	93,264,872.06	13.98	523,959.96	6.474	360	747	75.55
550,000.01- 600,000.00	137	78,776,627.68	11.81	575,011.88	6.532	360	739	75.95
600,000.01- 650,000.00	115	72,320,184.14	10.84	628,871.17	6.478	359	742	76.28
650,000.01- 700,000.00	54	36,628,514.50	5.49	678,305.82	6.433	360	749	74.49
700,000.01- 750,000.00	46	33,405,814.39	5.01	726,213.36	6.413	360	751	76.74
750,000.01-1,000,000.00	136	120,105,897.47	18.00	883,131.60	6.463	360	745	75.59
1,000,000.01-1,500,000.00	28	34,459,867.04	5.16	1,230,709.54	6.449	359	749	69.62
1,500,000.01-2,000,000.00	19	34,284,023.43	5.14	1,804,422.29	6.470	360	752	65.58
Above 2,000,000.00	4	10,596,998.78	1.59	2,649,249.70	6.480	360	740	68.23

Total	1,048	$667,310,983.87	100.00%

(1)	As of the initial cut-off date, the average current Initial Mortgage Loan principal balance of the Initial Mortgage Loans was approximately $636,747.
FICO Credit Scores(1)

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
Range of	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
FICO Credit Scores	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
660-679	55	$30,159,667.98	4.52%	548,357.60	6.574	360	670	79.22
680-699	66	37,728,077.25	5.65	571,637.53	6.530	359	691	78.32
700-719	175	110,749,064.65	16.60	632,851.80	6.483	360	709	73.67
720 and Above	752	488,674,173.99	73.23	649,832.68	6.462	360	760	73.99

Total	1,048	$667,310,983.87	100.00%

(1)	As of the initial cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Initial Mortgage Loans was approximately 744.

Annex A
Original Loan-to-Value Ratios(1)(2)

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
Range of Original	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
Loan-to-Value Ratios (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
50.00 and Below	34	$23,664,974.07	3.55%	696,028.65	6.453	360	753	41.24
50.01 — 55.00	19	14,689,453.00	2.20	773,129.11	6.364	360	750	53.59
55.01 — 60.00	33	23,487,651.20	3.52	711,747.01	6.417	359	753	57.36
60.01 — 65.00	50	32,202,822.32	4.83	644,056.45	6.444	360	745	62.60
65.01 — 70.00	108	74,009,314.40	11.09	685,271.43	6.488	360	750	68.39
70.01 — 75.00	124	79,089,974.08	11.85	637,822.37	6.481	360	743	73.31
75.01 — 80.00	642	400,042,597.23	59.95	623,119.31	6.477	360	743	79.66
80.01 — 85.00	7	3,393,450.00	0.51	484,778.57	6.669	360	710	84.52
85.01 — 90.00	19	10,664,399.00	1.60	561,284.16	6.578	360	714	89.07
90.01 — 95.00	12	6,066,348.57	0.91	505,529.05	6.555	359	738	94.17

Total	1,048	$667,310,983.87	100.00%

(1)	As of the initial cut-off date, the weighted average original Loan-to-Value Ratio of the Initial Mortgage Loans was approximately 74.42%.

(2)	Does not take into account any secondary financing on the Initial Mortgage Loans that may exist at the time of origination.

Annex A
Combined Original Loan-to-Value Ratios(1)(2)

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
Range of Combined Original	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
Loan-to-Value Ratios (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
50.00 and Below	31	$22,119,974.07	3.31%	713,547.55	6.450	360	754	41.00
50.01 — 55.00	18	12,779,453.00	1.92	709,969.61	6.362	360	747	53.44
55.01 — 60.00	30	21,312,051.20	3.19	710,401.71	6.413	359	754	56.80
60.01 — 65.00	44	27,804,322.32	4.17	631,916.42	6.435	360	743	62.46
65.01 — 70.00	100	69,186,805.39	10.37	691,868.05	6.503	360	748	67.43
70.01 — 75.00	110	67,593,276.25	10.13	614,484.33	6.476	360	743	73.24
75.01 — 80.00	360	235,932,710.28	35.36	655,368.64	6.446	360	748	79.06
80.01 — 85.00	42	25,968,810.32	3.89	618,305.01	6.467	360	736	77.59
85.01 — 90.00	191	117,099,060.46	17.55	613,084.09	6.496	360	743	79.99
90.01 — 95.00	40	22,208,418.18	3.33	555,210.45	6.565	359	734	83.74
95.01 — 100.00	82	45,306,102.40	6.79	552,513.44	6.581	360	719	79.77

Total	1,048	$667,310,983.87	100.00%

(1)	As of the initial cut-off date, the weighted average combined original Loan-to-Value Ratio of the Initial Mortgage Loans was approximately 78.32%.

(2)	Does not take into account any secondary financing on the Initial Mortgage Loans that may exist at the time of origination.

Annex A
Geographic Distribution of Mortgaged Properties(1)

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
Geographic Area	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
Arizona	35	$21,428,645.62	3.21%	612,247.02	6.493	360	738	75.89
California	419	263,336,952.05	39.46	628,489.15	6.481	360	745	72.91
Colorado	20	14,317,366.06	2.15	715,868.30	6.405	360	746	73.47
Florida	51	32,518,923.95	4.87	637,625.96	6.450	359	747	75.07
Illinois	27	16,393,596.44	2.46	607,170.24	6.588	360	752	74.38
Maryland	42	23,545,260.00	3.53	560,601.43	6.533	360	732	78.70
New Jersey	58	36,304,443.10	5.44	625,938.67	6.539	359	742	75.99
New York	53	35,690,658.56	5.35	673,408.65	6.460	360	745	74.81
Texas	27	16,689,828.85	2.50	618,141.81	6.490	360	746	74.77
Virginia	54	32,610,685.80	4.89	603,901.59	6.452	360	745	76.58
Washington	43	28,153,101.85	4.22	654,723.30	6.452	360	746	75.02
Other (less than 2%)	219	146,321,521.59	21.93	668,134.80	6.446	359	742	75.06

Total	1,048	$667,310,983.87	100.00%

(1)	The Other row in the preceding table includes 31 other states and the District of Columbia with under 2% concentrations individually. No more than approximately 0.674% of the Initial Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

Annex A
Purpose of Mortgage Loans

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
Loan Purpose	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
Refinance (Cash-Out)	278	$157,820,486.31	23.65%	567,699.59	6.472	360	734	71.00
Purchase	480	314,964,798.84	47.20	656,176.66	6.463	360	750	77.36
Refinance (Rate/Term)	290	194,525,698.72	29.15	670,778.27	6.495	360	742	72.43

Total	1,048	$667,310,983.87	100.00%

Types of Mortgaged Properties

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
Property Type	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
2-4 Family Residence	7	$4,803,612.73	0.72%	686,230.39	6.542	360	738	75.34
Condominium Hotel	1	1,540,000.00	0.23	1,540,000.00	6.250	360	783	80.00
Cooperative	5	4,417,750.00	0.66	883,550.00	6.304	359	775	63.99
Low-rise Condominium	63	37,935,173.32	5.68	602,145.61	6.533	360	746	77.03
Planned Unit Development	296	194,005,320.83	29.07	655,423.38	6.491	360	744	74.62
Single Family Residence	676	424,609,126.99	63.63	628,120.01	6.464	360	743	74.17

Total	1,048	$667,310,983.87	100.00%

Annex A
Occupancy Types(1)

						Weighted	Weighted	Weighted
			Percent of		Weighted	Average	Average	Average
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Original
	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Loan-to-Value
Occupancy Type	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
Primary Residence	983	$624,976,940.91	93.66%	635,785.29	6.476	360	743	74.48
Secondary Residence	65	42,334,042.96	6.34	651,292.97	6.451	360	754	73.59

Total	1,048	$667,310,983.87	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.
Remaining Terms to Maturity(1)

					Weighted
	Number of	Aggregate	Percent of	Average	Average	Weighted	Weighted Average
Remaining Term	Mortgage	Principal Balance	Initial Mortgage	Principal Balance	Mortgage	Average FICO	Original Loan-to-
to Maturity (Months)	Loans	Outstanding	Loans	Outstanding ($)	Rate(%)	Credit Score	Value Ratio (%)
360	905	$568,772,470.80	85.23%	628,477.87	6.475	744	74.38
359	105	73,581,459.24	11.03	700,775.80	6.473	744	74.24
358	16	10,654,863.94	1.60	665,929.00	6.477	738	72.87
357	10	6,400,394.90	0.96	640,039.49	6.524	742	79.41
356	4	3,214,300.38	0.48	803,575.10	6.381	746	80.00
355	2	1,552,424.81	0.23	776,212.41	6.430	750	72.93
354	2	911,611.62	0.14	455,805.81	6.250	717	88.06
350	1	466,603.18	0.07	466,603.18	7.125	781	71.85
343	1	650,000.00	0.10	650,000.00	6.750	761	72.22
300	2	1,106,855.00	0.17	553,427.50	6.375	735	69.22

Total	1,048	$667,310,983.87	100.00%

(1)	As of the initial cut-off date, the weighted average remaining term to maturity of the Initial Mortgage Loans was approximately 360 months.

Annex A
Interest-Only Periods at Origination

								Weighted
						Weighted	Weighted	Average
			Percent of		Weighted	Average	Average	Original
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Loan-to-
Interest-Only Period	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Value Ratio
(months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
0	635	$398,403,391.69	59.70%	627,406.92	6.453	360	746	73.87
120	413	268,907,592.18	40.30	651,107.97	6.507	360	741	75.23

Total	1,048	$667,310,983.87	100.00%

Prepayment Charge Periods at Origination

								Weighted
						Weighted	Weighted	Average
			Percent of		Weighted	Average	Average	Original
	Number of	Aggregate	Initial	Average	Average	Remaining Term	FICO	Loan-to-
Prepayment Charge	Mortgage	Principal Balance	Mortgage	Principal Balance	Mortgage	to Maturity	Credit	Value Ratio
Period (months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
0	1,045	$664,387,770.69	99.56%	635,777.77	6.474	360	744	74.44
36	1	433,213.18	0.06	433,213.18	6.500	358	814	70.00
60	2	2,490,000.00	0.37	1,245,000.00	6.771	360	746	70.45

Total	1,048	$667,310,983.87	100.00%

Annex I
Available Exchanges of Depositable Certificates for Exchangeable Certificates(1)(2)

Classes of Depositable Certificates		Related Classes of Exchangeable Certificates
			Maximum
Classes of	Original	Classes of	Original
Depositable	Certificate	Exchangeable	Certificate
Certificates	Balance	Certificates	Balance	Pass-Through Rate
Recombination 1
Class A-2	$ 75,000,000	Class A-1	$718,124,555	6.00%
Class A-3	$504,729,000
Class A-4	$138,395,555

Recombination 2
Class A-2	$ 75,000,000	Class A-5(3)	$71,800,000	6.00%
		Class A-6(3)	$3,200,000	6.00%

Recombination 3
Class A-3	$504,729,000	Class A-7	$504,729,000	5.50%
		Class A-8	$42,060,750 (4)	6.00%

Recombination 4
Class A-3	$504,729,000	Class A-9	$504,729,000	5.75%
		Class A-10	$21,030,375 (4)	6.00%

Recombination 5
Class A-3	$504,729,000	Class A-11(5)	$396,000,000	6.00%
		Class A-12(5)	$108,729,000	6.00%

Recombination 6
Class A-4	$138,395,555	Class A-13(6)	$62,500,000	6.00%
		Class A-14(6)	$42,800,000	6.00%
		Class A-15(6)	$33,095,555	6.00%

(1)	Depositable Certificates and Exchangeable Certificates may be exchanged only in the proportions shown in this Annex II. In any exchange, the relative proportions of the Depositable Certificates to be delivered (or, if applicable, received) in such exchange will equal the proportions reflected by the outstanding Class Certificate Balances of the related Depositable Certificates at the time of exchange.

(2)	If, as a result of a proposed exchange, a certificateholder would hold a Depositable Certificate or Exchangeable Certificate of a class in an amount less than the applicable minimum denomination for that class, the certificateholder will be unable to effect the proposed exchange. See “Description of the Certificates— Book-Entry Certificates; Denominations” in this free writing prospectus.

(3)	Any Realized Losses that would otherwise be allocated to the Class A-5 Certificates will instead be allocated to the Class A-6 Certificates, until its Class Certificate Balance is reduced to zero.

(4)	This class of certificates is a class of interest only notional amount certificates. The notional amount reflected in the table represents the maximum initial notional amount for this class of certificates.

(5)	The Class A-11 and Class A-12 Certificates are paid in the following order:
(a)	to the Class A-11 Certificates, until its Class Certificate Balance is reduced to zero; and

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(b)	to the Class A-12 Certificates, until its Class Certificate Balance is reduced to zero.
(6)	The Class A-13, Class A-14 and Class A-15 Certificates are paid in the following order:
(a)	to the Class A-13 Certificates, until its Class Certificate Balance is reduced to zero;

(b)	to the Class A-14 Certificates, until its Class Certificate Balance is reduced to zero; and

(c)	to the Class A-15 Certificates, until its Class Certificate Balance is reduced to zero.

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